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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                             (Amendment No. 2)*

                             HARCOR ENERGY, INC.
                              (Name of Issuer)

                   Common Stock, par value $.10 per share
                       (Title of Class of Securities)

                                  411628209
                               (CUSIP Number)

  Check the following box if a fee is being paid with this statement [ ] . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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- --------------------------------------------
CUSIP No.  411628209
- --------------------------------------------

- -----------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Pecks Management Partners Ltd.
- -----------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
- -----------------------------------------------------------------------------
        3  SEC USE ONLY


- -----------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
- -----------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     --------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             -0-
     OWNED BY
                     --------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     --------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-
- -----------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
- -----------------------------------------------------------------------------
       10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable
- -----------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
- -----------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IA
- -----------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


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Item 1(a).        Name of Issuer

                  HarCor Energy, Inc. (the "Company")

Item 1(b).        Address of Issuer's Principal Executive Offices

                  Five Post Oak Park
                  4400 Post Oak Parkway
                  Suite 2220
                  Houston, TX  77027

Item 2(a).        Name of Person Filing

                  Pecks Management Partners Ltd. ("Pecks")

Item 2(b).        Address of Principal Business Office

                  One Rockefeller Plaza
                  New York, NY  10020

Item 2(c).        Citizenship

                  New York

Item 2(d).        Title of Class of Securities

                  Common Stock, par value $.10 per share, of the Company (the "Common Stock")

Item 2(e).        CUSIP Number

                  411628209

Item 3(e).
                  Pecks is filing this Schedule 13G as an Investment Advisor registered under section 203 of the Investment Advisors Act of 1940.

Item 4.           Ownership

                   (a) Amount Beneficially Owned:  -0-

                   (b) Percent of Class:  0%

                   (c) Number of shares as to which such person has:
                            (i) sole power to vote or to direct the
                                vote: -0-
                            (ii) shared power to vote or to direct
                                 the vote: -0-
                            (iii) sole power to dispose or to direct
                                  the disposition of: -0-
                            (iv) shared power to dispose or to direct
                                 the disposition of: -0-


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Item 5.           Ownership of Five Percent or Less of a Class

                  This statement is being filed to report the fact that as of the date hereof the Company has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not Applicable

Item 8. Identification and Classification of Members of the Group

                  Not Applicable

Item 9.           Notice of Dissolution of Group

                  Not Applicable

Item 10.          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  Dated:  September 10, 1996



                                  PECKS MANAGEMENT PARTNERS LTD.


                                  By:  /s/ Arthur W. Berry
                                           Arthur W. Berry
                                           Managing Director